Exhibit 4.5.55

AGREEMENT

between

HERTZ AG

SCHLIEREN, SWITZERLAND

and

BNP PARIBAS

PARIS, FRANCE

and

THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1

relating to the

Assignment and Transfer of Trade Receivables, Inter-company Receivables, Insurance Claims and Bank Accounts

INDEX

1.	INTERPRETATION	5

2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6

3.	RIGHTS OF THE SECURITY AGENT	9

4.	RELEASE OF THE SECURITY INTEREST	10

5.	REPRESENTATIONS AND WARRANTIES	12

6.	FURTHER ASSURANCES OF THE ASSIGNOR	12

7.	POWERS OF ATTORNEY	13

8.	ASSIGNMENTS AND TRANSFERS	13

9.	EFFECTIVENESS OF ASSIGNMENT	13

10.	COSTS AND EXPENSES	14

11.	NOTICES	14

12.	SUCCESSOR AGENT	15

13.	SEVERABILITY	15

14.	WAIVERS AND MODIFICATIONS	15

15.	COUNTERPARTS	15

16.	LAW AND JURISDICTION	16

SCHEDULE 1		19

SCHEDULE 2		20

SCHEDULE 3		21

SCHEDULE 4		22

SCHEDULE 5		23

SCHEDULE 6		24

SCHEDULE 7		25

This Agreement (the “Agreement”) is made between:

(1)                                           HERTZ AG, a company incorporated in Switzerland, having its registered office at Ifangstrasse 8, Schlieren, Switzerland (the “Assignor”) of the one part;

and

(2)                                       BNP PARIBAS, a company incorporated under the laws of France, having its seat at 3 rue d’Antin, 75 078 Paris Cedex 02, France referred to in the Senior Bridge Facilities Agreement dated December 21, 2005 as the Security Agent (the “Security Agent”), and

(3)                                       THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE 1 (the “Finance Parties”) of the second part.

WHEREAS

(A)                                       The Banks have made available certain bank facilities to the Borrowers, including the Assignor, under a Senior Bridge Facilities Agreement entered into between, inter alia Hertz International, Ltd., the Original Borrowers, the Original Guarantors (including the Assignor), BNP Paribas, The Royal Bank of Scotland plc, Calyon and the Banks dated December 21, 2005 (the “Senior Bridge Facilities Agreement”).

(B)                                         The Borrowers have agreed to secure their obligations to the Banks and the other Finance Parties (as defined in the Senior Bridge Facilities Agreement) in connection with such financing with security interests in, and liens on, certain of their respective properties and assets, whether real or personal, tangible or intangible, as more specifically provided for herein and in the Security Documents (as defined in the Senior Bridge Facilities Agreement).

(C)                                         Each of the Guarantors (as defined in the Senior Bridge Facilities Agreement) has agreed to guarantee the complete performance by the Borrowers under the Senior Bridge Facilities Agreement, within the limits set forth therein, and to secure such guarantee with security interests in and liens upon certain of its properties and assets, as more specifically provided for herein and in the Security Documents.

(D)                                        The Assignor has agreed to assign for security purposes all Assigned Receivables, Assigned Inter-Company Receivables, Assigned Insurance Claims and Assigned Bank Accounts (as these terms are defined in Section 1 below) as security for the Secured Liabilities (as defined in Section 1 below) to BNP Paribas as Security Agent.

IT IS AGREED as follows:

1.            INTERPRETATION

1.1                               In this Agreement:

“Assignment” means the assignment by the Assignor of (i) the Assigned Bank Accounts, (ii) the Assigned Insurance Claims, (iii) the Assigned Inter-company Receivables and (iv) the Assigned Receivables to the Security Agent, acting for itself and on behalf of the Finance Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 5, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Insurance Claims” means all current or future claims of the Assignor against any insurance companies and institutions under any insurance policies covering the business operations of the Assignor, including, but not limited to, the insurance policies listed in Schedule 3, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Inter-Company Receivables” means all current or future receivables owed by any of the affiliates of the Assignor (the Hertz Group), to the Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Receivables” means all current or future receivables owed by customers (but excluding Retail Customers) or other trade debtors (excluding any company of the Hertz Group) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, including, without limitation, Vehicle Dealer Receivables and Vehicle Manufacturer Receivables, if any, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Business Day” means a day on which the commercial banks in Zurich are open for normal business transactions;

“Enforcement Event” means an Event of Default (as defined in the Senior Bridge Facilities Agreement) which is continuing and has not been waived under the Senior Bridge Facilities Agreement and which has resulted in the Facility Agent serving a notice under Section 23.16(a) (Acceleration and Cancellation) of the Senior Bridge Facilities Agreement;

“Retail Customers” means any customer (excluding any debtor in respect of Vehicle Dealer Receivables and Vehicle Manufacturer Receivables) of the Assignor to which the Assignor invoices less than CHF 50,000.- per calendar year for services provided by the Assignor;

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor to the Finance Parties (or any of them) under the Finance Documents (or any of them), as and to the extent that the amount of such obligations and liabilities may be limited pursuant to Section 24.16 (Swiss Guarantors) of the Senior Bridge Facilities Agreement;

1.2                               Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Senior Bridge Facilities Agreement.

1.3                               In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4                               In the event of any inconsistency between the terms of this Agreement and the Senior Bridge Facilities Agreement, the terms of this Agreement shall prevail.

2.            ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1                               The Assignor agrees to assign by way of security to the Security Agent (acting for itself and on behalf of the Finance Parties) the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables and the Assigned Bank Accounts as security for the Secured Liabilities until such time as the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables and Assigned Bank

Accounts have been re-assigned by the Assignee to the Assignor in accordance with Section 4, and, therefore, (ii) to perfect the Assignment on the date hereof.

2.2                               For the purpose of effecting the Assignment, the Assignor hereby assigns by way of security to the Security Agent and the Finance Parties the existing Assigned Receivables, the existing Assigned Insurance Claims, the existing Assigned Inter-Company Receivables and the existing Assigned Bank Accounts.

2.3                               The Security Agent (acting for itself and on behalf of the Finance Parties) expressly accepts the Assignment provided for in Sections 2.1 and 2.2.

2.4                               The Assignor agrees and undertakes as follows, except for as otherwise provided and permitted in the Senior Bridge Facilities Agreements:

2.4.1                     the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables or the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Security Agent’s and Finance Parties’ rights under this Agreement, the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables or the Assigned Bank Accounts;

2.4.2                     the Assignor shall use its reasonable efforts to (i) not enter into or (ii) re-negotiate, any kind of arrangement that would provide for the non-assignability of the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables or the Assigned Bank Accounts or subject the assignability of the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables or the Assigned Bank Accounts to the consent of a party other than the Security Agent;

2.4.3                     the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables or the Assigned Bank Accounts would be assigned to a party other than the Security Agent and/or the Finance Parties;

2.4.4                     at the Security Agent’s request, the Assignor shall deliver to the Security Agent within 10 Business Days following such request a list of all the Assigned Insurance Claims, the Assigned Inter-Company Receivables, the Assigned Bank Accounts and the Vehicle Dealer Receivables and Vehicle Manufacturer Receivables outstanding as of the end of the calendar month preceding such request and assigned to the Security Agent in accordance with clause 2.2, substantially in the same form as set forth in Schedule 2 to 5 as appropriate, it being understood that such a list shall be provided without additional request from the Security Agent within 20 Business Days following December 31, 2005 and thereafter may not be requested by the Security Agent more than four times per calendar year. Upon occurrence of a Potential Event of Default and at the request of the Security Agent, an updated list of all the Assigned Receivables (including the Vehicle Dealer Receivables and Vehicle Manufacturer Receivables), the Assigned Insurance Claims, the Assigned Inter-Company Receivables and the Assigned Bank Accounts outstanding shall be provided on each Calculation Date;

2.4.5                     upon the occurrence of an Enforcement Event and upon the Security Agent’s written request, the Assignor shall deliver to the Security Agent, within 5 Business Days from being so requested by the Security Agent, an up-dated list of all its Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables and Assigned Bank Accounts outstanding as of the day where the Security Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 2 to 5 as appropriate.

2.5                               Within 20 (twenty) Business Days from the date of this Agreement, the Assignor shall notify the debtors of the Assigned Inter-company Receivables, the Assigned Insurance Claims and the Assigned Bank Accounts of the Assignment by delivering to such debtors:

2.5.1                     a Notice of Assignment substantially in the form of Schedule 6 for the Assigned Inter-company Receivables and the Assigned Insurance Claims;

2.5.2                     a Notice of Assignment to Banks substantially in the form of Schedule 7 for the Assigned Bank Accounts;

2.6                               The Assignor shall simultaneously send a copy of such notices of assignment to the Security Agent.

2.7                               For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Security Agent to perform its rights and obligations hereunder. The Assignor and the Security Agent shall use their reasonable efforts to negotiate with and obtain (no later than 30 Business Days from the date of this Agreement) from the Assignor’s banks a full waiver (or if not achievable a partial waiver) of such banks’ general right of pledge and set-off. The Assignor shall not be obliged to close any bank account if the respective bank does not consent to a full or partial waiver. Subject to and in accordance with the terms and conditions of the Senior Bridge Facilities Agreement, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Enforcement Event has occurred. Furthermore, the Assignor shall be authorized to change banks provided that (i) such new banks accept to waive their general right of pledge and set-off in part or in full but in any event in terms no less favourable than the ones obtained for the existing Assigned Bank Accounts and (ii) the Assignor updates Schedule 5 accordingly.

2.8                               Subject to and in accordance with the terms and conditions of the Senior Bridge Facilities Agreement, the Assignor shall be authorized to collect all or part of the Assigned Receivables, Assigned Insurance Claims and Assigned Inter-company Receivables for as long as no Enforcement Event has occurred, and until such time as notified by the Security Agent, provided the proceeds of the Assigned Receivables, Assigned Insurance Claims and Assigned Inter-Company Receivables are credited on the Assigned Bank Accounts. The Assignor undertakes to instruct the debtors of such Assigned Receivables, Assigned Insurance Claims and Assigned Inter-Company Receivables to pay all such receivables or claims on the Assigned Bank Accounts.

2.9                               Subject to and in accordance with the terms and conditions of the Senior Bridge Facilities Agreement, the Assignor shall be authorized to dispose of the Assigned Bank Accounts for as long as no Enforcement Event has occurred, and until such time as notified by the Security Agent.

2.10                        With respect to any Assigned Inter-Company Receivable, Assigned Insurance Claims and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to notify immediately the appropriate debtors of the Assignment by using the appropriate notification form (Schedule 6 or 7, as appropriate)

2.11                        After the occurrence of an Enforcement Event, the Assignor shall co-operate with the Security Agent and use its best efforts in assisting the Security Agent in collecting the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-company Receivables and the Assigned Bank Accounts.

3.                                     RIGHTS OF THE SECURITY AGENT

3.1                               The Security Agent shall have the right to notify the Assignment to the debtors at any time upon the occurrence of an Enforcement Event. The Security Agent shall have the right to notify the Assignment to the relevant debtors at any time if the Assignor does not comply with its obligation under Sections 2.5 and 2.10.

3.2                               Upon occurrence of an Enforcement Event, any amount payable under the Assigned Receivables, the Assigned Insurance Claims,  the Assigned Inter-company Receivables or the Assigned Bank Accounts shall be paid to the Security Agent or as directed by the Security Agent and the Security Agent shall be entitled, but not obligated, to collect and enforce the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-company

Receivables and the Assigned Bank Accounts and allocate the proceeds thereof to the Finance Parties in accordance with the Intercreditor Deed (as defined in the Senior Bridge Facilities Agreement).

3.3                               The Security Agent, acting reasonably, shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours after giving reasonable prior notice to the Assignor and obtain from the Assignor all information and documents deemed necessary in the reasonable opinion of the Security Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Insurance Claims, the Assigned Inter-Company Receivables and the Assigned Bank Accounts.

3.4                               To the extent that collection of the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-company Receivables or the Assigned Bank Accounts is not possible or is deemed unduly burdensome in the sole opinion of the Security Agent, the latter shall be entitled to assign the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-company Receivables or Assigned Bank Accounts by private realization (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Debt Collection and Bankruptcy Act, and apply the proceeds (less all costs and expenses) of such assignment towards the discharge of the Secured Liabilities, being understood that the Security Agent shall act in good faith with a view to sell the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-company Receivables or Assigned Bank Accounts at fair value given all the circumstances. In the event of a public or private auction of the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-company Receivables or the Assigned Bank Accounts, the Security Agent shall simultaneously provide the Assignor with a copy of the information provided to the prospective buyers in anticipation of such auction; moreover, in the event of a private sale, the Security Agent shall inform the Assignor 5 (five) Business Days prior to executing any binding sale agreement of the terms and conditions of such sale. It is understood that the mere failure of the Security Agent to provide the Assignor with the information set forth in this section shall not in itself give rise to any liability on the part of the Security Agent.

4.                                     RELEASE OF THE SECURITY INTEREST

4.1                               Upon (a) the Secured Liabilities being discharged in full and none of the Finance Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Obligors or any other person under any of the

Finance Documents, or (b) the Assignor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Senior Bridge Facilities Agreement, the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables and Assigned Bank Accounts or any remainder thereof shall be re-assigned to the Assignor or such other party as designated by the Assignor.

4.2                               In connection with (a) any Permitted Disposal of any Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account (b) any sale or other disposition of Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account otherwise permitted by the Senior Bridge Facilities Agreement, (c) any sale or other disposition of any Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account where the Security Agent has consented to the disposal pursuant to the Senior Bridge Facilities Agreement, (d) any sale or any other disposition of any Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account pursuant to a merger, consolidation, reorganization, winding-up, securitization, Take-Out Financing or sale and leaseback permitted by the Senior Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganization, winding-up, securitization, Take-Out Financing or sale and leaseback takes place or (e) the creation of any Encumbrance permitted by paragraph (x) of the definition of Permitted Encumbrances, the Security Agent shall, at the request and cost of the Assignor, re-assign the Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account or any remainder thereof to the Assignor, provided that, to the extent that the disposal of such Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables or Assigned Bank Accounts is a Permitted Disposal or a sale or disposition otherwise permitted by the Senior Bridge Facilities Agreement, such Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables and Assigned Bank Accounts shall be declared to be automatically reassigned to the Assignor with effect from the day of such disposal and the Security Agent shall, at the cost of the Pledgor, do all such acts which are reasonably requested by the Parent and/or the Pledgor in order to release such Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables and Assigned Bank Accounts.

4.3                               Any Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account to be re-assigned to the Assignor or any third party as designated by the Assignor in accordance with Section 4.1 shall be re-assigned, net of any transfer taxes or other expenses in connection with such re-assignment. The Security Agent shall not be deemed to have made any representation or warranty with respect to any Assigned Receivable, Assigned Insurance Claim, Assigned Inter-Company Receivable and Assigned Bank Account so re-assigned, except that such Assigned Receivables, Assigned Insurance Claims, Assigned Inter-Company Receivables and Assigned Bank Accounts are free and clear, on the date of re-assignment, of any and all liens, charges and encumbrances arising from the Security Agent’s acts.

5.            REPRESENTATIONS AND WARRANTIES

5.1                               Without prejudice to the representations and warranties made under the Senior Bridge Facilities Agreement, the Assignor represents and warrants to the Security Agent that as of the date hereof:

5.1.1                     each of the existing Assigned Receivables, Assigned Insurance Claims and Assigned Inter-Company Receivables is a legal, valid and binding obligation of the relevant debtor, enforceable against it pursuant to its terms;

5.1.2                     each of the existing Assigned Bank Accounts is a legal, valid and binding obligation of the relevant depositary bank, enforceable against it pursuant to its terms; and

5.1.3                     this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective Assignment of the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-company Receivables and the Assigned Bank Accounts from the Assignor to the Security Agent and the Finance Parties, subject to any limitations on the assignability of the Assigned Receivables, Assigned Insurance Claims, Assigned Inter-company Receivables and the Assigned Bank Accounts resulting from statutory or contractual provisions.

6.            FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are reasonably required by the Security Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.            POWERS OF ATTORNEY

The Assignor authorizes the Security Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Security Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the occurrence of an Enforcement Event.

8.            ASSIGNMENTS AND TRANSFERS

Except as permitted under the Senior Bridge Facilities Agreement, the rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Security Agent. The assignment of the rights and obligations of the Security Agent shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Finance Parties to assign their rights and obligations under the Senior Bridge Facilities Agreement in accordance with Section 36 of the Senior Bridge Facilities Agreement.

9.            EFFECTIVENESS OF ASSIGNMENT

9.1                               The security constituted by the Assignment under this Agreement shall be cumulative, in addition to and independent of every other security, which the Security Agent and/or Finance Parties may at any time hold for Secured Liabilities and of any rights, powers and remedies provided by law.

9.2                               No failure on the part of the Security Agent and/or Finance Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3                               The Security Agent and/or Finance Parties shall not be liable by reason of taking any action permitted by this Agreement.

10.                              COSTS AND EXPENSES

The Assignor shall bear all bear costs, fees and expenses incurred by the Finance Parties or the Security Agent in connection with the negotiation, execution or enforcement of this Agreement to the extent required by Section 27 (Costs and Expenses) of the Senior Bridge Facilities Agreement.

11.                              NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)            if to the Assignor

Hertz AG

Address:	Ifangstrasse 8
CH- 8952 Schlieren

Fax:	+41 44 730 12 44

Attn:	Legal Counsel

With copy to:

Schellenberg Wittmer, Attorneys
Address:	Löwenstrasse 19
P.O. Box 6333
CH-8023 Zurich, Switzerland

Tel:	+41 44 215 52 52

Fax:	+41 44 215 52 00

Attn:	Mr Philippe Borens

b)            if to the Security Agent

BNP Paribas

Address:	3 rue d’Antin
75 078 Paris Cedex 02

Tel:	+33 1 43 16 97 25

Fax:	+33 1 42 98 42 98

Attn:	Violaine Delaunay

or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement.

Any notice, request, demand or other communication under this Agreement will be considered as received (i) on the effective date of receipt, if delivered personally, (ii) on the date written on the delivery receipt if sent by registered letter with return receipt or (iii) on the date written on the fax communication receipt if sent by fax.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.                              SUCCESSOR AGENT

If a successor of the Security Agent is appointed pursuant to Section 34.12 of the Senior Bridge Facilities Agreement, the parties hereto shall enter into an agreement whereby the Security Agent is replaced by the successor agent as party to this Agreement.

13.                              SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.                              WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Senior Bridge Facilities Agreement.

15.                              COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.                              LAW AND JURISDICTION

16.1                        This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2                        Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3                        Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of England or any other competent court having jurisdiction under the Senior Bridge Facilities Agreement, provided that a legal action or proceeding under the Senior Bridge Facilities Agreement is already pending before such court or a claim under the Senior Bridge Facilities Agreement is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4                        The Assignor hereby irrevocably designates, appoints and empowers Hertz Europe Limited, Hertz House, 11 Vine Street, Uxbridge, Middlesex UB8 1QE, UK in the case of any suit, action or proceeding brought in England as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

SIGNATURE PAGE

BNP Paribas
as Security Agent for itself and on behalf of the Finance Parties

By:	/s/ Iyadh Laalai
	Name:	Iyadh Laalai
	Title:	Senior Structurer

SIGNATURE PAGE

Hertz AG,
as Assignor

By:	/s/ Sandro Florin
Name:	Sandro Florin
Title:	Vice-President Regional Operations & Quality Assurance Hertz Europe